Exhibit 10.01

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made on July __, 2015, by and between Gas Natural Inc., an Ohio corporation (the “Corporation”), and _____________ (the “Indemnitee”). The effective date of this Agreement shall be July 1, 2015. The provisions of this Agreement shall survive the termination of the Indemnitee’s service as a director or agent of the Corporation, but only with respect to such period of time during which Indemnitee served in such capacity.

Recitals

A. The Indemnitee is a director, officer, employee, fiduciary or agent of the Corporation or its subsidiaries.

B. Section 1701.13 of the Ohio Business Corporation Act (the “Act”), under which the Corporation is organized, empowers the Corporation to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Corporation, as the directors, officers, employees or agents of other corporations or enterprises.

C. The Corporation has furnished, at its expense, directors and officers liability insurance (“D&O Insurance”) protecting its directors and officers in connection with their performance of services for the Corporation.

D. The Corporation believes that (i) litigation against corporate directors and officers, regardless of whether meritorious, is expensive and time-consuming for the individual to defend; (ii) there is a risk of a judgment or settlement in litigation in which a corporate director or officer was neither culpable nor profited personally to the detriment of the Corporation; (iii) it is increasingly difficult to attract and keep qualified directors and officers because of such potential liabilities; (iv) it is important for a director or officer to have assurance that indemnification will be available if the individual acts in accordance with reasonable business standards; and (v) because available D&O Insurance and the indemnification available from the Corporation, other than by means of this Agreement, may not be adequate to fully protect the Corporation’s directors and officers against the problems described above, it is in the best interest of the Corporation and its shareholders for the Corporation to contractually obligate itself to indemnify its directors and officers and to set forth the details of such indemnification.

E. Based upon the conclusions stated in Recital D above, in consideration of Indemnitee’s service to the Corporation, the Corporation wishes to enter into this Agreement with Indemnitee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1     Generally. To the fullest extent permitted by the laws of the State of Ohio and subject to the exclusions and exceptions set forth in the Act:

(a) The Corporation and its subsidiaries shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that Indemnitee is or was an agent of the Corporation acting in any official capacity, including that as a director. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties.

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(b) The indemnification provided by this Section 1 shall be from and against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding, provided the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, in the case of a criminal action, suit or proceeding, the Indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

(c) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in accordance with the standards set forth in Section 1(b).

Section 2     Determination that Indemnification is Proper. Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Corporation unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not satisfied the applicable standard of conduct set forth in Section 1(b) hereof. Any such determination shall be made either (i) by a majority vote of a quorum of the directors who are not parties to the action, suit or proceeding in question (“disinterested directors”), even if less than a quorum of the full Board of Directors, or (ii) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum, or (iii) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (iv) by independent legal counsel, or (v) by a court of competent jurisdiction. However, if a final, non-appealable determination is made by a court of competent jurisdiction that such person satisfied the applicable standards of conduct set forth in Section 1(b) hereof, then indemnification under this Agreement shall be available as though no such determination under Section 2 (i) through (v) hereof shall have been made.

Section 3     Advance Payment of Expenses; Notification and Defense of Claim.

(a) Upon execution by Indemnitee of an agreement to repay any advancement of expenses in accordance with the Act, expenses incurred by Indemnitee in defending a threatened or pending action, suit or proceeding, or in connection with an enforcement action pursuant to Section 4(b), shall be paid by the Corporation or its subsidiaries in advance of the final disposition of such action, suit or proceeding. Advances shall be unsecured and interest-free.

(b) Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim thereof is to be made against the Corporation hereunder, notify the Corporation of the commencement thereof. The failure to promptly notify the Corporation of the commencement of the action, suit or proceeding, or Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to Indemnitee hereunder, except to the extent the Corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

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(c) In the event the Corporation shall be obligated to pay the expenses of Indemnitee with respect to an action, suit or proceeding, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit or proceeding, provided that (1) Indemnitee shall have the right to employ Indemnitee’s own counsel in such action, suit or proceeding at Indemnitee’s expense and (2) if (i) the employment of counsel by Indemnitee has been previously authorized in writing by the Corporation, (ii) counsel to the Corporation or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any material issue between the Corporation and Indemnitee in the conduct of any such defense or (iii) the Corporation shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim as to which counsel for the Corporation or Indemnitee shall have reasonably made the conclusion provided for in clause (2)(ii) above.

Section 4     Procedure for Indemnification.

(a) To obtain indemnification, Indemnitee shall promptly submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) The Corporation’s determination whether to grant Indemnitee’s indemnification request shall be made promptly, and in any event within 60 days following receipt of a request for indemnification pursuant to Section 4(a). The right to indemnification as granted by Section 1 of this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or fails to respond within such 60-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4 hereof where the required undertaking, if any, has been received by the Corporation) that Indemnitee has not met the standard of conduct set forth in Section 1 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 1 hereof, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(c) The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 4, and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Corporation overcomes such presumption by clear and convincing evidence.

Section 5     Insurance and Subrogation.

(a) The Corporation shall purchase and maintain insurance on behalf of Indemnitee who is or was an agent of the Corporation against any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf in any such capacity, or arising out of Indemnitee’s status as such, whether or not the Corporation would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. If the Corporation has such insurance in effect at the time the Corporation receives from Indemnitee any notice of the commencement of a proceeding, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the policy. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

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(b) In the event of any payment by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

Section 6     Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The term “agent” of the Corporation shall be broadly construed and shall include any person who is or was a director, officer, employee, fiduciary or is or was otherwise acting on behalf of the Corporation of the Corporation or a subsidiary of the Corporation; or is or was serving at the request of, for the convenience of, or to represent the interests of the Corporation or a subsidiary of the Corporation as a director, an officer, an employee, an associate, a fiduciary, a manager, a member, a partner, a promoter, a trustee, or an agent of another foreign or domestic corporation, partnership, joint venture, trust or other entity or of an employee benefit plan.

(b) The term “official capacity” shall be broadly construed and shall include Indemnitee’s service as an officer, director (including serving as a member of any committee of the board of directors) and/or agent of the Corporation or a subsidiary of the Corporation and/or at the request of, for the convenience of, or to represent the interests of the Corporation or a subsidiary of the Corporation, and in such capacity shall include service as a trustee, fiduciary, agent or similar status (including, without limitation, a manager of a limited liability company) with respect to the Corporation or a subsidiary of the Corporation.

(c) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, legislative, or investigative and whether formal or informal.

(d) The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by Indemnitee in connection with (i) the investigation, defense or appeal of a proceeding (ii) serving as an actual or prospective witness in any matter arising out of, or in any way related to Indemnitee’s service in an official capacity on behalf of the Corporation, (iii) any voluntary or required interviews or depositions with respect to any matter arising out of, or in any way related to, Indemnitee’s official capacity, or (iv) establishing or enforcing a right to indemnification under this Agreement, the Act or otherwise.

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(e) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation), any penalties or excise taxes assessed on a person with respect to an employee benefit plan, any federal, state or local taxes imposed on an Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and all other liabilities of any kind or nature incurred by Indemnitee as a result of, or in connection with, an action, suit or proceeding.

(f) The term “Corporation” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of, for the convenience of, or to represent the interests of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(g) The term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(h) A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

(i) The term “employee benefit plan” shall be broadly construed and shall include, without limitation, the Corporation’s Employee Stock Ownership Plan.

Section 7     Certain Settlement Provisions. The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Corporation’s prior written consent, which shall not be unreasonably withheld. The Corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

Section 8     Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation and its subsidiaries shall nevertheless indemnify Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

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Section 9     Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Corporation and its subsidiaries shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee's expenses in an amount that is just and equitable under the circumstances. The Corporation and the Indemnitee agree that in the absence of personal enrichment of the Indemnitee, or acts of intentional fraud or dishonesty or criminal conduct on the part of the Indemnitee, it would not be just and equitable for the Indemnitee to contribute to the payment of expenses arising out of an action, suit or proceeding in an amount greater than: (i) in a case where the Indemnitee is a director of the Corporation or any of its subsidiaries but not an officer of either, the amount of all Board and committee retainers and meeting fees paid to the Indemnitee for serving as a director during the three months preceding the commencement of such action, suit or proceeding; or (ii) in a case where the Indemnitee is a director of the Company or any of its subsidiaries and is an officer of either, the amount set forth in clause (i) plus 10% of the annual base salary paid to the Indemnitee for serving as such officer(s) during the 12 months preceding the commencement of such action, suit or proceeding; or (iii) in a case where the Indemnitee is only an officer of the Company or any of its subsidiaries, 10% of the annual base salary paid to the Indemnitee for serving as such officer(s) during the 12 months preceding the commencement of such action, suit or proceeding. The Corporation and its subsidiaries shall contribute to the payment of expenses covered hereby to the extent not payable by the Indemnified Person pursuant to the contribution provisions set forth in the preceding sentence.

Section 10     Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Corporation:

Gregory J. Osborne

1375 E. 9th Street

Suite 3100

Cleveland, Ohio 44114

With a copy to:	Christopher J. Hubbert
Kohrman Jackson & Krantz LLP
1375 E. 9th Street
29th Floor
Cleveland, Ohio 44114

If to Indemnitee:

__________________

__________________

__________________

Section 11     Subsequent Legislation. If the Act is amended after adoption of this Agreement (i) to expand further the indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted by the Act, as so amended or (ii) to limit the indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted under this Agreement and applicable law as if such limitation shall not have been enacted.

Section 12     Limitations of Actions. The parties to this Agreement, intending to contractually shorten the applicable statute of limitations, agree that no action will be brought by or on behalf of the Corporation against Indemnitee or Indemnitee’s heirs or personal representatives relating to Indemnitee’s service as a director, after the expiration of six months from the date Indemnitee ceases (for any reason) to serve as a director of the Corporation, and any claim or cause of action of the Corporation will be extinguished and deemed released unless asserted by the filing of a legal action before the expiration of such period.

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Section 13     Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Corporation’s Articles of Incorporation or Code of Regulations, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an agent of the Corporation, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Act, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Articles of Incorporation, Code of Regulations and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

Section 14     Enforcement. The Corporation and its subsidiaries shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Corporation agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

Section 15     Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law

Section 16     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Articles of Incorporation, Code of Regulations, the Act and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

Section 17     Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 18     Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

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Section 19     Supercedes Prior Agreement. This Agreement supercedes any prior indemnification agreement between Indemnitee and the Corporation or its predecessors.

Section 20     Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Ohio without regard to conflict-of-laws principles. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Ohio govern indemnification by the Corporation of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 21     Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

Section 22     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 23     Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

GAS NATURAL INC.

By:
Name:	Gregory J. Osborne
Its:	President and Chief Executive Officer

INDEMNITEE

Name:

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